UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 9, 2017

POWER EFFICIENCY CORPORATION
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:

Delaware	22-3337365
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, Suite 102 Greenvale, NY 11548
(Address and zip code of principal executive offices)

(877) 309-3357
(Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Power Efficiency Corporation

Form 8-K

Date of Event: March 9, 2017

Item 5.02 Appointment of Director

The Board of Directors of Power Efficiency Corporation (PEC) has appointed, effective March 9, 2017, Charles Gassenhiemer to its Board of Directors. Mr. Gassenheimer is the President and a Co-founder of Carnegie Hudson Resources LLC.

Carnegie Hudson (and its affiliated entities) is private equity firm specializing in the all aspects of the energy sector and health care sectors. It provides capital as well as technical and operating advice to companies in its portfolio. Carnegie Hudson specializes on energy technology and energy storage. Services which may require a registered broker-dealer will be provided through MCM Securities LLC., an SEC registered broker-dealer.

As previously announced in a Form 8-K filed with the Commission on Effective January 31, 2017, Power Efficiency entered into an advisory agreement with Carnegie Hudson Resources Structured Capital, LLC (an affiliated entity of Carnegie Hudson Resources LLC) (CHR) whereby CHR and its affiliated entities will provide corporate advisory and investment banking services to PEC.

Under the agreement, CHR has the right to have one person serve on the PEC Board of Directors during the term of the Agreement. CHR advised PEC that Mr. Gassenheimer would serve as its nominee. The Board of Directors of PEC expanded the number of members of its Board of Directors by one person and appointed Mr. Gassenheimer to fill the vacancy.

In consideration for its services, CHR and its affiliates may receive up to 4,000,000 (post reverse split as previously announced of 1 share for each 15 shares of outstanding Common Stock) warrants for shares of common stock which will vest upon certain events. The warrants have a five (5) year exercise terms, provide for an exercise price of $0.01 per share and the holders are entitled to piggyback registration rights with respect to the underlying shares of Common Stock. The warrants issuable or issuable to CHR under its advisory agreement were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) as transactions not involving any public offering. CHR represented to PEC that it is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, that it acquired the securities for investment purposes and that such securities were issued without any form of general advertising or general solicitation. Such securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Mr. Gassenheimer is not receiving any further or additional compensation for serving on the PEC Board of Directors.

Item 1.02 Termination of Material Definitive Agreement

Item 8.01 Other Events

On July 30, 2016, PEC was selected through a bid auction process to supply up to 12 megawatts of demand energy savings through the Consolidated Edison Brooklyn Queens Demand Energy Management Program (the “BQDM Program”). Under this Program, Consolidated Edison Company of New York, Inc. (“Con Edison”) offered incentives for energy management. Con Edison provides electric, gas, and steam service to New York City and Westchester County and is regulated by the New York Public Service Commission (“NYPSC”).

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PEC’s bid was based upon it supplying 4 megawatts of demand energy savings for the 2017 summer program season and an additional 8 megawatts for the 2018 program summer season. The BQDM Program required that PEC provide a standby letter of credit in the amount of approximately $800,000 and guarantee levels of performance. The standby letter of credit was provided in accordance with the program requirements.

Under the BDQM program PEC was required, as were all other participants, to notify Con Edison in the event that it would be unable to satisfy the requirements for delivering the energy savings for the 2017 summer season, and PEC has delivered such notice to Con Edison. Con Edison has notified PEC that it has accepted the deficiency notification and will draw upon the standby letter of credit for payment of early penalties of approximately $390,000.

PEC continues to work towards satisfying its obligations under the 2018 BQDM program summer season.

Effective October 10, 2016, PEC entered into a definitive agreement with Generate NY Grid Services, LLC pursuant to which the parties contracted to perform the contract requirements under the BQDM program. PEC has notified Generate NY Grid Services that PEC was terminating the agreements between them based upon PEC’s determination that Generate NY Grid Services had failed to perform under the contract. Generate NY Grid Services disputes PEC’s right to terminate the agreements between them.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Power Efficiency Corporation

	By:	/s/ Gary Weiss
Gary Weiss, Chief Executive Officer
Date: March 13, 2017

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